UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1061 ½ N. Spaulding Avenue, Los Angeles, CA 90046
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (323) 822-1750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

On March 31, 2008, Emvelco Corp. (the “Company”) entered into a subscription agreement with purchaser, D’vora Greenwood (Attia), the sister of Mr. Yossi Attia (Company CEO), pursuant to which it sold an aggregate of 200,000 Shares of Common Stock at a price of $1.00 per share, $0.001 par value, plus two (2) times 200,000 convertible Warrants. Specifically, 200,000 of the Warrants are convertible upon exercise to one (1) Common Share of stock at $1.50 per share for a term of two (2) years. The other 200,000 of the Warrants are convertible upon exercise to one (1) Common Share of stock at $2.00 per share for a term of four (4) years. Notwithstanding the foregoing, however, the Warrants may be converted to Common Shares only if the Company issues 25,000,000 or more of its Common Stock so that there are at least 30,000,000 authorized Shares at the time of any conversion term. The shares sold were “restricted securities”. The money raised from the sale of the Company’s share, which was actually paid in on March 19, 2008, will be used for working capital and business operations of the Company.

The Board of Directors of the Company has approved the offering and sale of the common stock, with Yossi Attia abstaining. The Company claims an exemption from the registration requirements of the Securities Act of 1933 (the “Act”) for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the purchasers are accredited investor and/or qualified institutional buyer, the purchasers had access to information about the Company and its investment, the purchasers took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Exhibit Description
4.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP.

By: /s/ YOSSI ATTIA
Name: Yossi Attia
Title: Chief Executive Officer

Date:	April 8, 2008 Los Angeles, California